Exhibit 1.1

Execution Version

KNOT OFFSHORE PARTNERS LP

Common Units Representing Limited Partner Interests

At-the-Market Issuance Sales Agreement

August 26, 2021

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Ladies and Gentlemen:

KNOT Offshore Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”), confirms its agreement (this “Agreement”) with B. Riley Securities, Inc. (an “Agent”), with respect to the issuance and sale from time to time by the Partnership, in the manner and subject to the terms and conditions described in this Agreement, of up to the Maximum Amount (as defined below) of common units (the “Placement Units”) representing limited partner interests in the Partnership (the “Common Units”).

KNOT Offshore Partners GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (the “General Partner”), serves as the sole general partner of the Partnership. KNOT Offshore Partners UK LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (“KNOT UK”), is a wholly owned direct subsidiary of the Partnership. KNOT UK owns, directly, a 100% ownership interest in KNOT Shuttle Tankers AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers”).

KNOT Shuttle Tankers owns: (1) 100% of KNOT Shuttle Tankers 12 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 12”), which owns the 90% limited partner interests in Knutsen Shuttle Tankers XII KS, a limited partnership organized under the laws of Norway (“Knutsen Shuttle Tankers XII”); (2) 100% of Knutsen Shuttle Tankers XII AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers XII GP”), the sole general partner of Knutsen Shuttle Tankers XII and the owner of the 10% general partner interest in Knutsen Shuttle Tankers XII; (3) 100% (indirect ownership through KNOT Shuttle Tankers 12 and Knutsen Shuttle Tankers XII GP) of Knutsen Shuttle Tankers XII, which owns each of the Recife Knutsen and the Fortaleza Knutsen; (4) 100% of KNOT Shuttle Tankers 17 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 17”), which owns 100% of the Bodil Knutsen; (5) 100% of KNOT Shuttle Tankers 18 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 18”), which owns the Windsor Knutsen; (6) 100% of Knutsen Shuttle Tankers 13 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 13”), which owns the Carmen Knutsen; (7) 100% of Knutsen Shuttle Tankers 14 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 14”), which owns the Hilda Knutsen; (8) 100% of Knutsen Shuttle Tankers 15 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 15”), which owns the Torill Knutsen; (9) 100% of KNOT Shuttle Tankers 20 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 20”), which owns the Dan Cisne; (10) 100% of KNOT Shuttle Tankers 21 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 21”), which owns the Dan Sabia; (11) 100% of Knutsen NYK Shuttle Tankers 16 AS, a company organized under the laws of Norway (“Knutsen NYK Shuttle Tankers 16”), which owns the Ingrid Knutsen; (12) 100% of Knutsen Shuttle Tankers 19 AS, a company organized under the laws of Norway (“Knutsen Shuttle Tankers 19”), which leases the Raquel Knutsen; (13) 100% of KNOT Shuttle Tankers 24 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 24”), which owns the Tordis Knutsen; (14) 100% of KNOT Shuttle Tankers 25 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 25”), which owns the Vigdis Knutsen; (15) 100% of KNOT Shuttle Tankers 26 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 26”), which owns the Lena Knutsen; (16) 100% of KNOT Shuttle Tankers 32 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 32”), which owns the Brasil Knutsen; (17) 100% of KNOT Shuttle Tankers 30 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 30”), which owns the Anna Knutsen; and (18) 100% of KNOT Shuttle Tankers 34 AS, a company organized under the laws of Norway (“KNOT Shuttle Tankers 34”), which owns the Tove Knutsen.

The Recife Knutsen, the Fortaleza Knutsen, the Carmen Knutsen, the Bodil Knutsen, the Windsor Knutsen, the Hilda Knutsen, the Torill Knutsen, the Dan Cisne, the Dan Sabia, the Ingrid Knutsen, the Raquel Knutsen, the Tordis Knutsen, the Vigdis Knutsen, the Lena Knutsen, the Brasil Knutsen, the Anna Knutsen and the Tove Knutsen are hereinafter collectively referred to as the “Vessels.” In addition, KNOT Shuttle Tankers 12, Knutsen Shuttle Tankers XII GP, Knutsen Shuttle Tankers XII, KNOT Shuttle Tankers 17, KNOT Shuttle Tankers 18, Knutsen Shuttle Tankers 13, Knutsen Shuttle Tankers 14, Knutsen Shuttle Tankers 15, KNOT Shuttle Tankers 20, KNOT Shuttle Tankers 21, Knutsen NYK Shuttle Tankers 16, Knutsen Shuttle Tankers 19, KNOT Shuttle Tankers 24, KNOT Shuttle Tankers 25, KNOT Shuttle Tankers 26, KNOT Shuttle Tankers 32, KNOT Shuttle Tankers 30 and KNOT Shuttle Tankers 34 are hereinafter collectively referred to as the “Operating Subsidiaries.”

The Partnership, the General Partner, KNOT UK and KNOT Shuttle Tankers are hereinafter collectively referred to as the “Partnership Parties,” and together with the Operating Subsidiaries, the “Partnership Entities.”

The Partnership has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form F-3 (No. 333-248518), including a related base prospectus relating to certain classes of securities of the Partnership to be issued from time to time by the Partnership, including the Common Units, and which incorporates by reference documents that the Partnership has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”). The Partnership has prepared and will file a prospectus supplement, dated August 26, 2021, to the prospectus included as part of such registration statement specifically relating to the Placement Units (the “Prospectus Supplement”). The Partnership will furnish to the Agent, for use by the Agent, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement. Except where the context otherwise requires, such registration statement, and any post-effective amendment thereto, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, or any subsequent registration statement on Form F-3 filed pursuant to Rule 415(a)(6) under the Securities Act by the Partnership to cover any Placement Units or any subsequent registration statement on Form F-3 filed pursuant to 462(b) under the Securities Act, is herein called the “Registration Statement.” The prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by the Prospectus Supplement specifically relating to the Placement Units, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Partnership with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission incorporated by reference therein (the “Incorporated Documents”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by the requirements of the Securities Act and the rules and regulations of the Commission thereunder, as amended, to be a part of or included in the Registration Statement or the Prospectus, as the case may be.

1.                     Issuance and Sale of Placement Units. The Partnership agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, as sales agent and/or principal, the Placement Units; provided however, that in no event shall the Partnership issue or sell through the Agent such number or dollar amount of Placement Units that (a) exceeds the number or dollar amount of Placement Units registered on the effective Registration Statement pursuant to which the offering is being made, or (b) exceeds the number or dollar amount of Placement Units for which the Partnership has filed a Prospectus Supplement (as defined below) (the lesser of (a) or (b), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number or dollar amount of Placement Units issued and sold under this Agreement shall be the sole responsibility of the Partnership and that the Agent shall have no obligation in connection with such compliance. The issuance and sale of Placement Units through the Agent will be effected pursuant to the Registration Statement, although nothing in this Agreement shall be construed as requiring the Partnership to use the Registration Statement to issue any Placement Units.

For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).

2.                     Placements. Each time that the Partnership wishes to issue and sell Placement Units hereunder (each, a “Placement”), it will notify the Agent by email notice (or other method mutually agreed to in writing by the Partnership and the Agent) of the number of Placement Units to be sold, the time period during which sales are requested to be made, any limitation on the number of Placement Units that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), the form of which is attached hereto as Schedule 1. Each Placement Notice shall originate from any of the individuals from the Partnership set forth on Schedule 3 (with a copy to each of the other individuals from the Partnership listed on such schedule), and shall be addressed to each of the individuals from the Agent set forth on Schedule 3, as such Schedule 3 may be amended from time to time. Provided that the Partnership is otherwise in compliance with the terms of this Agreement, the Placement Notice shall be effective immediately upon receipt by the Agent unless and until (i) the Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Units thereunder has been sold, (iii) the Partnership suspends or terminates the Placement Notice, which suspension and termination rights may be exercised by the Partnership in its sole discretion, (iv) the Partnership issues a subsequent Placement Notice to the Agent with parameters superseding those on the Placement Notice to the Agent dated earlier or (v) this Agreement has been terminated under the provisions of Section 13. The amount of any discount, commission or other compensation to be paid by the Partnership to the Agent in connection with the sale of the Placement Units shall be calculated in accordance with the terms set forth in Schedule 2. It is expressly acknowledged and agreed that neither the Partnership nor the Agent will have any obligation whatsoever with respect to a Placement or any Placement Units unless and until the Partnership delivers a Placement Notice to the Agent and the Agent does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of Section 2, 3 and 4 of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control. Notwithstanding anything herein to the contrary, under no circumstances shall any Placement Units be issued in fractional units.

3.                     Sale of Placement Units by Agent.

a.                   Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, the Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “Exchange”), to sell the Placement Units up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Agent will provide written confirmation to the Partnership no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Units hereunder setting forth the number of Placement Units sold on such day, the compensation payable by the Partnership to the Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Partnership, with an itemization of the deductions made by the Agent (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of a Placement Notice, the Agent may sell Placement Units by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act, including ordinary brokers’ transactions through the facilities of the Exchange at market prices or in block transactions or as otherwise agreed between the Partnership and the Agent. “Trading Day” means any day on which Common Units are purchased and sold on the Exchange.

b.                  During the term of this Agreement, neither the Agent nor any of its Affiliates or subsidiaries shall engage in (i) any short sale of any security of the Partnership, (ii) any sale of any security of the Partnership that the Agent does not own or any sale that is consummated by the delivery of a security of the Partnership borrowed by, or for the account of, the Agent or (iii) any market making, bidding, purchasing, stabilization or other trading activity with regard to the Placement Units, or attempting to induce another person to do any of the foregoing, if and only if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act. Neither the Agent nor any of its Affiliates or subsidiaries shall engage in any proprietary trading or trading for the Agent’s (or its Affiliates’ or subsidiaries’) own account.

4.                    Suspension of Sales. The Partnership or the Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 3, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 3), suspend any sale of Placement Units (a “Suspension”); provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Placement Units sold hereunder prior to the receipt of such notice. While a Suspension is in effect, any obligation under Sections 7(l), 7(m) and 7(n) with respect to the delivery of certificates, opinions or comfort letters to the Agent, shall be waived. Each of the parties agrees that no such notice under this Section 4 shall be effective against any other party unless it is made to one of the individuals named on Schedule 3 hereto, as such Schedule may be amended from time to time.

5.                     Sale and Delivery to Agent; Settlement.

a.                   Sale of Placement Units. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Units described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Exchange to sell such Placement Units up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Partnership acknowledges and agrees that (i) there can be no assurance that the Agent will be successful in selling Placement Units, (ii) the Agent will incur no liability or obligation to the Partnership or any other person or entity if it does not sell Placement Units for any reason other than a failure by the Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations (including the rules of the Exchange) to sell such Placement Units as required under this Agreement and (iii) the Agent shall be under no obligation to purchase Placement Units on a principal basis pursuant to this Agreement, except as otherwise agreed to in writing by the Agent and the Partnership.

b.                  Settlement of Placement Units. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Units will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The Agent shall notify the Partnership of each sale of Placement Units no later than opening day following the Trading Day that the Agent sold the Placement Units. The amount of proceeds to be delivered to the Partnership on a Settlement Date against receipt of the Placement Units sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Agent, after deduction for (i) the Agent’s commission, discount or other compensation for such sales payable by the Partnership pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

c.                   Delivery of Placement Units. On or before each Settlement Date, the Partnership will, or will cause its transfer agent to, electronically transfer the Placement Units being sold by crediting the Agent’s or its designee’s account (provided that the Agent shall have given the Partnership written notice of such designee and such designee’s account information at least one Trading Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable units, in good deliverable form. On each Settlement Date, the Agent will deliver the related Net Proceeds in same day funds to an account designated by the Partnership on, or prior to, the Settlement Date. The Partnership agrees that if the Partnership, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Units on a Settlement Date through no fault of the Agent, then in addition to and in no way limiting the rights and obligations set forth in Section 11(a) hereto, it will (i) hold the Agent harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Partnership or its transfer agent (if applicable) and (ii) pay to the Agent (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

d.                  Limitations on Offering Size. Under no circumstances shall the Partnership cause or request the offer or sale of any Placement Units if, after giving effect to the sale of such Placement Units, the aggregate number of Placement Units sold pursuant to this Agreement would exceed the lesser of (i) together with all sales of Placement Units under this Agreement, the Maximum Amount, (ii) the amount available for offer and sale under the currently effective Registration Statement or (iii) the amount authorized from time to time to be issued and sold under this Agreement by the Partnership’s board of directors (the “Board”), or a duly authorized committee thereof, and notified to the Agent in writing. Under no circumstances shall the Partnership cause or request the offer or sale of any Placement Units pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Board or a duly authorized committee thereof, and notified to the Agent in writing.

6.                   Representations and Warranties of the Partnership Parties. Each of the Partnership Parties, jointly and severally, represents and warrants to the Agent as of the date hereof, as of each Applicable Time (as defined below) and as of each Representation Date (as defined below), unless such representation, warranty or agreement specifies a different date or time, and agree with the Agent, as follows:

a.                 The Registration Statement has become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus is in effect, and, to the knowledge of any Partnership Party no proceedings for such purpose are pending before or threatened by the Commission.

b.                  The base prospectus filed as part of the Registration Statement or pursuant to Rule 424 under the Securities Act, when so filed, complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder (including, without limitation, Rule 424 or 430A under the Securities Act).

c.                  (i) The Registration Statement, when it became effective and at the time of execution of this Agreement, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading (provided that the foregoing statement does not apply to statements in or omissions from the Registration Statement based upon written information furnished to the Partnership by the Agent specifically for use therein); (ii) the Registration Statement complies and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the rules and regulations thereunder; (iii) the Prospectus furnished to the Agent for delivery to prospective investors complied and will comply in all material respects with the applicable requirements of the Securities Act (including without limitation the requirements of Section 10 of the Securities Act); and (iv) the Prospectus as of the date hereof did not, and the Prospectus, as then amended or supplemented, if applicable, at each Applicable Time and Representation Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that the foregoing statement does not apply to statements in or omissions from the Registration Statement based upon written information furnished to the Partnership by the Agent specifically for use therein).

d.                  Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, any Prospectus Supplement or the Prospectus. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon written information furnished to the Partnership by the Agent specifically for use therein.

e.                   (i) At the time of filing the Registration Statement and (ii) as of the date hereof (with such date being used as the determination date for purposes of this clause (ii)), the Partnership was not and is not an “Ineligible Issuer” (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Partnership be considered an Ineligible Issuer.

f.                    The Common Units are duly listed, and admitted and authorized for trading, on the Exchange.

g.                  Each of the Partnership Entities has been duly formed, incorporated or organized and is validly existing as a limited partnership, corporation, limited liability company or other entity, as applicable, in good standing under the laws of the jurisdiction of its formation or organization. Each of the Partnership Entities has the full limited partnership, corporate, limited liability company or other entity, as applicable, power and authority to own its property and to conduct its business as described in the Registration Statement and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not (i) have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or earnings or prospects of the Partnership Entities, taken as a whole (any such effect or result, a “Material Adverse Effect”), or (ii) subject the limited partners of the Partnership to any material liability or disability.

h.                  Knutsen NYK Offshore Tankers AS, a company organized under the laws of Norway (“KNOT”), directly owns 100% of the limited liability company interest in the General Partner; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended and restated, the “General Partner LLC Agreement”) and is fully paid (to the extent required by the General Partner LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Republic of the Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”) and except as may otherwise be provided in the General Partner LLC Agreement), and KNOT owns such limited liability company interest free and clear of all liens, encumbrances, security interests, charges, equities or other claims (“Liens”).

i.                    As of the date hereof, KNOT owns, directly or indirectly (i) 8,657,868 Common Units, (ii) 100% of the Incentive Distribution Rights (as defined in the Partnership Agreement (as defined herein)) (the “Incentive Distribution Rights”) and (iii) 208,333 Series A Convertible Preferred Units in the Partnership (the “Series A Preferred Units”). All of the Common Units, Incentive Distribution Rights and Series A Preferred Units, and the limited partner interests represented thereby, have been duly authorized and delivered by the Partnership, and validly issued in accordance with the limited partnership agreement of the Partnership (as the same may be amended and restated, the “Partnership Agreement”) and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Republic of the Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”) and except as may otherwise be provided in the Partnership Agreement); and KNOT owns the Common Units, the Incentive Distribution Rights and the Series A Preferred Units free and clear of all Liens (other than Liens pursuant to (i) the Pledge and Security Agreement between KNOT and DNB Bank ASA, (ii) the Pledge and Security Agreement, dated December 18, 2014, between KNOT and Sumitomo Mitsui Banking Corporation Europe Limited and (iii) the Pledge and Security Agreement, dated July 18, 2018, between KNOT and Sparebanken Vest.

j.                    Following the purchase and sale of the Placement Units contemplated hereby, KNOT will own at least 25%, in the aggregate, of the Partnership’s Common Units, general partner units (the “General Partner Units”) and Series A Preferred Units (on an as-converted basis).

k.                  The General Partner is the sole general partner of the Partnership. As of the date of this Agreement, the General Partner had a 1.83% general partner interest in the Partnership (the “General Partner Interest”), represented by 615,117 General Partner Units. The General Partner Units have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement); and the General Partner owns the General Partner Units free and clear of all Liens (except for restrictions on transferability contained in the Partnership Agreement).

l.                    The Partnership directly owns 100% of the limited liability company interest in KNOT UK; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of KNOT UK (as the same may be amended and restated, the “KNOT UK LLC Agreement”) and is fully paid (to the extent required under the KNOT UK LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act and except as may be otherwise provided in the KNOT UK LLC Agreement), and the Partnership owns such limited liability company interest free and clear of all Liens.

m.                KNOT UK directly owns 100% of the ownership interest in KNOT Shuttle Tankers; such ownership interest has been duly authorized and validly issued in accordance with the organizational documents of KNOT Shuttle Tankers (as the same may be amended and restated, the “KNOT Shuttle Tankers Agreement”) and is fully paid (to the extent required by the KNOT Shuttle Tankers Agreement) and non-assessable (except as such non-assessability may be affected by the laws of Norway); and KNOT UK owns such ownership interest free and clear of all Liens.

n.                  KNOT Shuttle Tankers owns, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the memorandum and articles of association or limited partnership agreement, as applicable and as amended from time to time, of each Operating Subsidiary (as the same may be amended or restated, the “Operating Subsidiaries’ Organizational Documents”) and are fully paid (to the extent required under the Operating Subsidiaries’ Organizational Documents) and non-assessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Subsidiary and the Operating Subsidiaries Organizational Documents); and KNOT Shuttle Tankers owns such equity interests free and clear of all Liens (other than Liens pursuant to the credit facilities related to the Vessels).

o.                  Except as described in Sections 6(j), 6(k), 6(l), 6(m), 6(n) and in the third paragraph of this Agreement, none of the Partnership Entities own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

p.                  The General Partner has full limited liability company power and authority to act as the general partner of the Partnership as described in the Registration Statement and the Prospectus.

q.                  As of the date of this Agreement, the issued and outstanding limited partner interests of the Partnership consisted of 32,909,386 Common Units, 3,541,666 Series A Preferred Units and the Incentive Distribution Rights.

r.                    At each Settlement Date, the Placement Units to be sold by the Partnership pursuant to this Agreement will have been duly authorized for issuance and sale and, when issued and delivered by the Partnership in accordance with the terms of this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act).

s.                   Except (A) as described or incorporated by reference in the Registration Statement and the Prospectus or contained in the relevant Organizational Documents of the Partnership Entities and (B) for such rights that have been waived by the holders thereof, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of any Partnership Entity or (ii) outstanding options or warrants to purchase any securities of any Partnership Entity. Except as set forth in the Partnership Agreement or as disclosed in the Registration Statement or the Prospectus, none of (i) the filing of the Registration Statement, and (ii) the offering or sale of the Placement Units as contemplated by this Agreement, gives rise to any rights to the registration of any Common Units or other securities of the Partnership.

t.                    Each Partnership Party has the full partnership, limited liability company or other entity, power and authority, as the case may be, necessary (i) to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken and (ii) in the case of the Partnership, to issue, sell and deliver the Placement Units upon the terms and conditions set forth in this Agreement.

u.                  This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

v.                  As of the date hereof: (1) the General Partner LLC Agreement has been duly authorized, executed and delivered by KNOT and is a valid and legally binding agreement of KNOT, enforceable against KNOT in accordance with its terms; (2) the Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; (3) the KNOT UK LLC Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; (4) the KNOT Shuttle Tankers Agreement has been duly authorized, executed and delivered by KNOT UK and is a valid and legally binding agreement of KNOT UK, enforceable against KNOT UK in accordance with its terms; and (5) each of the Operating Subsidiaries’ Organizational Documents has been duly authorized, executed and delivered by the appropriate Partnership Entity and each such agreement is a valid and legally binding agreement, enforceable against each party thereto in accordance with the terms of such agreement; provided, however, that with respect to each agreement described in this Section 6(v), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions with respect to violations of federal securities laws contained in any of such agreements may be limited by applicable laws and public policy.

The agreements described in clauses (1) through (5) of this Section 6(v) are herein collectively referred to as the “Organizational Documents.”

w.                None of the Partnership Entities (i) is in violation of its Organizational Documents, (ii) is in violation of any law, statute, rule or regulation applicable to it or of any decree of any court or governmental agency or body having jurisdiction over it or any of its properties or (iii) is in breach, default (nor has an event occurred that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clauses (ii) or (iii), would, if continued, reasonably be expected to have a Material Adverse Effect or materially impair the ability of any of the Partnership Parties to perform their obligations under this Agreement.

x.                  The Placement Units, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement against payment therefor as provided therein and herein, will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

y.                  No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the Exchange) having jurisdiction over any of the Partnership Entities or any of their respective properties, or approval of the Partnership’s equityholders, is required in connection with the (i) the execution, delivery and performance of this Agreement by any Partnership Party; (ii) the offering, issuance and sale of the Placement Units as described in the Registration Statement and the Prospectus; or (iii) the application of the proceeds as described under the caption “Use of Proceeds” in the Prospectus, except (A) for such permits, consents, approvals, filings and similar authorizations required under the Securities Act, the Exchange Act and state securities or “Blue Sky” laws of any jurisdiction, (B) such consents, approvals or authorizations as may be required under the rules of the Exchange or the rules of the Financial Industry Regulatory Authority (“FINRA”), (C) such consents that have been, or prior to the applicable Settlement Date will be, obtained, (D) such consents that, if not obtained, would not individually or in the aggregate, have a Material Adverse Effect and (E) as disclosed in the Registration Statement and the Prospectus.

z.                   There are no actions, suits, claims, investigations, inquiries or proceedings (collectively, “Actions”) pending or, to the knowledge of any Partnership Party, threatened to which any Partnership Entity is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency (including, without limitation, the Exchange), other than such Actions that are described in the Registration Statement and the Prospectus or such Actions that, if resolved adversely to such Partnership Entity would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially interfere with consummation by any of the Partnership Entities of the transactions contemplated by this Agreement.

aa.               None of the Partnership Entities are, and, after giving effect to the issuance and sale of the Placement Units and the application of the proceeds thereof as described in the Prospectus, none of them will be, required to register as an “investment company” or be deemed to be a company “controlled by” an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

bb.              Ernst & Young AS, who has certified certain financial statements (including the supporting schedules) and the related notes thereto included or incorporated by reference in the Registration Statement and Prospectus is and was during the periods covered by such financial statements an independent registered public accounting firm with respect to the Partnership within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act and the Exchange Act.

cc.               The historical audited and unaudited financial statements included or incorporated by reference in the Registration Statement and the Prospectus, together with the related notes and schedules, present fairly in all material respects the financial position, results of operations, cash flows and changes in equity of the entities purported to be shown thereby as of the dates and for the periods specified thereby and have been prepared in compliance with the requirements of Regulation S-X under the Securities Act and in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as otherwise noted therein); there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement or the Prospectus that are not included or incorporated by reference as required; and all disclosures contained in the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement or the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

dd.              All statistical or market-related data included or incorporated by reference in the Registration Statement or the Prospectus are based on or derived from sources that the Partnership Parties believe to be reliable and accurate in all material respects.

ee.               Each Partnership Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) (“Environmental Laws”), (ii) has received all permits required of it under applicable Environmental Laws to conduct its respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the charter agreements relating to the Vessels as such agreements are currently in effect (the “Charter Agreements”) and that the Partnership Parties reasonably expect such charter parties to obtain, (iii) is in compliance with all terms and conditions of any such permits and (iv) does not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Partnership Parties, the parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

ff.                 There are no contracts or documents that are required to be described or incorporated by reference in the Registration Statement or the Prospectus or to be filed as exhibits thereto that have not been so described and filed as required.

gg.              Except as disclosed or incorporated by reference in the Registration Statement and the Prospectus, there are no contracts, agreements or understandings between any Partnership Entity and any person (other than the Agent) that would give rise to a valid claim against any Partnership Entity or the Agent for a brokerage commission, finder’s fee or other like payment in connection with the Placement Units.

hh.              Since the date of the latest financial statements included in the Prospectus, (i) no Partnership Entity has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, (ii) there has not been any material change in the capitalization or material increase in the long-term debt of the Partnership Entities or any material adverse change or any development involving or which could reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change in or affecting the general affairs, management, condition (financial or otherwise), stockholders’ equity, partners’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Partnership Entities, taken as a whole, and (iii) none of the Partnership Entities has incurred any liability or obligation, direct, indirect or contingent, or entered into any transactions, whether or not in the ordinary course of business, that, individually or in the aggregate, is material to the Partnership Entities, taken as a whole; except in each such case as described, incorporated by reference or contemplated in the Registration Statement or the Prospectus.

ii.                  Each Partnership Entity has good title to all personal property owned by them, in each case free and clear of all Liens, except as (i) described or incorporated by reference in, and subject to the limitations contained in, the Registration Statement and the Prospectus, (ii) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) that arise from the indebtedness of the Partnership Entities or (iv) do not materially affect the value of such property, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as they have been used in the past and are proposed to be used in the future as described in the Registration Statement and Prospectus (the Liens described in clauses (i) through (iv) above being “Permitted Liens”); provided that with respect to any interest held under lease by Partnership Entities, such leased property is held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

jj.                  Each of the vessels owned by the Partnership Entities (each an “Owned Vessel”) has been duly registered as a vessel under the laws and regulations and flag of the applicable jurisdiction in the sole ownership of the Partnership Entities (the “Vessel Owner”), free and clear of all liens except Permitted Liens.

kk.              Except as would not result in a Material Adverse Effect, (i) the Partnership Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business in the manner described in the Registration Statement and the Prospectus, and (ii) the Partnership Entities have not received any written notice of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property.

ll.                  Except as set forth in the Registration Statement and the Prospectus, no labor problem or dispute with the employees of any Partnership Entity exists, or, to the knowledge of the Partnership Parties, is threatened or imminent, and none of the Partnership Parties is aware of any existing or imminent labor disturbance by the employees of any of the Partnership Entities’ principal suppliers, contractors or customers, that, in any case, would reasonably be expected to have a Material Adverse Effect.

mm.          The Partnership Entities are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; and no Partnership Entity has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

nn.              Except as described in or contemplated by the Registration Statement and the Prospectus, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the Charter Agreements, each of the Partnership Entities possesses all permits, licenses and other approvals or authorizations of governmental or regulatory authorities (“Governmental Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Registration Statement and the Prospectus, except for any Governmental Permits that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; the Partnership Entities are in compliance with the terms and conditions of all such Governmental Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; except as described in the Registration Statement and the Prospectus, the Governmental Permits are valid and in full force and effect, except where the invalidity of such Governmental Permits or the failure of such Governmental Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Partnership Parties, none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any Governmental Permits that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

oo.              No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as prohibited under applicable law or as described or incorporated by reference in the Registration Statement and the Prospectus.

pp.              The Partnership is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, in each case that are effective and applicable to the Partnership.

qq.              The Partnership Entities maintain a system of “internal control over financial reporting” (as such term is defined in Rule 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement and the Prospectus, the Partnership is not aware of any material weaknesses in its internal control over financial reporting.

rr.                 (i) The Partnership has established and maintains “disclosure controls and procedures” (to the extent required by and as such term is defined in Rule 13a-15(e) under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership to allow timely decisions regarding required disclosure to be made; and (iii) other than as set forth in the Registration Statement or the Prospectus, such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

ss.                Except as described in the Registration Statement and the Prospectus, each Partnership Entity has filed all foreign, federal, state and local tax returns that are required to be filed by it or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

tt.                  None of the Partnership Entities, nor, to the knowledge of any Partnership Party, any director, officer, agent, employee or affiliate of any Partnership Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Each Partnership Entity and, to the knowledge of each of the Partnership Parties, such Partnership Entity’s respective affiliates, have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

uu.              The operations of each Partnership Entity are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (commonly known as the USA PATRIOT Act), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Partnership Entity or with respect to the Money Laundering Laws is pending or, to the best knowledge of any Partnership Party, threatened.

vv.              None of the Partnership Entities or, to the knowledge of any Partnership Party, any director, officer, agent, employee, affiliate of any Partnership Entity, is currently the subject of or engaged in any activities in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) nor is the Partnership located, organized or resident in a country or territory that is the subject of Sanctions (including without limitation, Crimea, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria); and the Partnership Entities will not directly or indirectly use the proceeds of this Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or in any country or territory that at the time of such financing is the subject of Sanctions or in any other matter that will result in a violation of Sanctions by any person participating in the offering.

ww.           The Partnership believes it was not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ended December 31, 2020, and based on the Partnership’s current and expected assets, income and operations as described in the Registration Statement and the Prospectus, the Partnership does not believe that it is likely to be a PFIC for its current tax year or to become a PFIC for any future tax year.

xx.              The Partnership has properly elected to be classified as an association taxable as a corporation for United States federal income tax purposes, and such election is in effect as of the date hereof.

yy.              None of the Partnership Entities has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Placement Units.

7.                     Covenants of the Partnership. The Partnership covenants and agrees with the Agent that:

a.                   Registration Statement Amendments. After the date of this Agreement and during any period in which a prospectus relating to any Placement Units is required to be delivered by the Agent under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act) (the “Prospectus Delivery Period”) (i) the Partnership will notify the Agent promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference or amendments not related to any Placement, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus related to the Placement or for additional information related to the Placement, (ii) the Partnership will prepare and file with the Commission, promptly upon the Agent’s written request, any amendments or supplements to the Registration Statement or Prospectus that, upon the advice of the Partnership’s legal counsel, may be necessary or advisable in connection with the distribution of the Placement Units by the Agent (provided, however, that the failure of the Agent to make such request shall not relieve the Partnership Parties of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Partnership Parties in this Agreement and provided, further, that the only remedy the Agent shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Partnership will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Units (other than an Incorporated Document) unless a copy thereof has been submitted to the Agent within a reasonable period of time before the filing and the Agent has not reasonably objected thereto (provided, however, that (A) the failure of the Agent to make such objection shall not relieve the Partnership Parties of any obligation or liability hereunder, or affect the Agent’s right to rely on the representations and warranties made by the Partnership Parties in this Agreement and (B) the Partnership has no obligation to provide the Agent any advance copy of such filing or to provide the Agent an opportunity to object to such filing if the filing does not name the Agent or does not relate to the transactions described herein; and provided, further, that the only remedy the Agent shall have with respect to the failure by the Partnership to provide the Agent with such copy shall be to cease making sales under this Agreement) and the Partnership will furnish to the Agent at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Partnership will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Partnership’s reasonable opinion or reasonable objections, shall be made exclusively by the Partnership).

b.                  Notice of Commission Stop Orders. The Partnership will advise the Agent, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Units for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Partnership will advise the Agent promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendment or supplement to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the offering of the Placement Units or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

c.                   Delivery of Prospectus; Subsequent Changes. During the Prospectus Delivery Period, the Partnership will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and will file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 15(d) or any other provision of or under the Exchange Act. If the Partnership has omitted any information from the Registration Statement pursuant to Rule 430A under the Securities Act, it will use its commercially reasonable efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430A and to notify the Agent promptly of all such filings. If during the Prospectus Delivery Period any event occurs as a result of which it is necessary, in the opinion of counsel for the Agent or for the Partnership, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such Prospectus Delivery Period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Partnership will promptly notify the Agent to suspend the offering of Placement Units during such period and the Partnership will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Partnership) so as to correct such statement or omission or effect such compliance; provided, however, that the Partnership may delay the filing of any amendment or supplement, if in the judgment of the Partnership, it is in the best interest of the Partnership.

d.                  Listing of Placement Units. During the Prospectus Delivery Period, the Partnership will use its commercially reasonable efforts to cause the Placement Units to be listed on the Exchange and to qualify the Placement Units for sale under the securities laws of such jurisdictions in the United States as the Agent reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Units; provided, however, that the Partnership shall not be required in connection therewith to qualify as a foreign partnership or dealer in securities or file a general consent to service of process in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

e.                   Delivery of Registration Statement and Prospectus. The Partnership will furnish to the Agent and its counsel (at the reasonable expense of the Partnership) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during the Prospectus Delivery Period (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as the Agent may from time to time reasonably request and, at the Agent’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Units may be made; provided, however, that the Partnership shall not be required to furnish any document (other than the Prospectus) to the Agent to the extent such document is available on EDGAR.

f.                    Earnings Statement. The Partnership will make generally available to its security holders an earnings statement that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

g.                  Use of Proceeds. The Partnership will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

h.                  Notice of Other Sales. Without the prior written consent of the Agent, which shall not be unreasonably withheld, (A) the Partnership will not, directly or indirectly, offer to sell, grant any option to sell or otherwise dispose of any Common Units (other than the Placement Units offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Units, warrants or any rights to purchase or acquire, Common Units during the period beginning on the date on which any Placement Notice is delivered to the Agent hereunder and ending on the third (3rd) Trading Day immediately following the final Settlement Date with respect to Placement Units sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Placement Units covered by a Placement Notice, the date of such suspension or termination); and (B) will not directly or indirectly in any other “at-the-market” or continuous equity transaction offer to sell, contract to sell, grant any option to sell or otherwise dispose of any Common Units (other than the Placement Units offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Units, warrants or any rights to purchase or acquire, Common Units prior to the termination of this Agreement; provided, however, in the case of both (A) and (B), that such restrictions will not apply in connection with the Partnership’s (i) issuance or sale of Common Units, options to purchase Common Units or Common Units issuable upon the exercise of options, pursuant to any equity option, or benefits plan or equity ownership plan of the Partnership whether now in effect or hereafter implemented; (ii) issuance of Common Units upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof which is disclosed in the Registration Statement and the Prospectus; (iii) issuance of Common Units or any of its or other securities convertible into or exchangeable for Common Units to KNOT or any of its subsidiaries; (iv) establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Units; or (v) the purchase of Common Units or General Partner Units by the General Partner or its affiliates (including KNOT) pursuant to the preemptive rights set forth in the Partnership Agreement.

i.                    Change of Circumstances. The Partnership will, at any time during the pendency of a Placement Notice advise the Agent promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to the Agent pursuant to this Agreement.

j.                    Due Diligence Cooperation. During the term of this Agreement, the Partnership will cooperate with any reasonable due diligence review conducted by the Agent or its representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Partnership’s principal offices, as the Agent may reasonably request.

k.                  Disclosure of Sales. The Partnership agrees to disclose in each report on Form 6-K relating to any quarterly period, and in each annual report on Form 20-F, the aggregate number of Placement Units sold through the Agent, the Net Proceeds received by the Partnership with respect to all such sales pursuant to this Agreement and the compensation payable by the Partnership to the Agent with respect to all such sales pursuant to this Agreement.

l.                    Representation Dates; Certificate. Each time during the term of this Agreement that the Partnership:

i.                  amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Units) the Registration Statement or the Prospectus relating to the Placement Units by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Units;

ii.                  files an annual report on Form 20-F under the Exchange Act (including any Form 20-F/A containing amended audited financial information or a material amendment to the previously filed Form 20-F);

iii.                  files its quarterly or semi-annual financial statements and management’s discussion and analysis on Form 6-K under the Exchange Act that are incorporated by reference into the Registration Statement; or

iv.                  files a report on Form 6-K containing amended financial statements under the Exchange Act;

(Each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”).

the Partnership shall furnish the Agent (but in the case of clause (iv) above only if the Agent reasonably determines that the information contained in such Form 6-K is material) with a certificate, in the form attached hereto as Exhibit 7(l). The requirement to provide a certificate under this Section 7(l) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Partnership delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date on which the Partnership files its annual report on Form 20-F. Notwithstanding the foregoing, (i) upon the delivery of the first Placement Notice hereunder and (ii) if the Partnership subsequently decides to sell Placement Units following a Representation Date when the Partnership relied on such waiver and did not provide the Agent with a certificate under this Section 7(l), then before the Agent sells any Placement Units, the Partnership shall provide the Agent with a certificate, in the form attached hereto as Exhibit 7(l), dated the date of the Placement Notice.

m.                Legal Opinions. On or prior to the date of the first Placement Notice given hereunder, the Partnership shall cause to be furnished to the Agent written opinions of Baker Botts L.L.P., Watson Farley & Williams LLP and Advokatfirmaet Thommessen AS (“Partnership Counsel”) and a negative assurance letter of Baker Botts L.L.P., or other counsel reasonably satisfactory to the Agent, each in form and substance reasonably satisfactory to the Agent. Thereafter, within five (5) Trading Days of each Representation Date with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit 7(l) for which no waiver is applicable, and not more than once per calendar quarter, the Partnership shall cause to be furnished to the Agent a written letter of Baker Botts L.L.P. in form and substance reasonably satisfactory to the Agent, providing negative assurance; provided, however, that in lieu of such negative assurance for subsequent periodic filings under the Exchange Act, Baker Botts L.L.P. may furnish the Agent with a letter (a “Reliance Letter”) to the effect that the Agent may rely on the negative assurance letter previously delivered under this Section 7(m) to the same extent as if it were dated the date of such letter (except that statements in such prior letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of the date of the Reliance Letter).

n.                  Comfort Letter. On or prior to the date of the first Placement Notice given hereunder and within five (5) Trading Days after each subsequent Representation Date, other than pursuant to Section 7(l)(i), Section 7(l)(iii) or Section 7(l)(iv), and not more than once per calendar year, the Partnership shall cause its independent accountants to furnish the Agent a letter (the “Comfort Letter”), dated the date the Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(n); provided, that if requested by the Agent, the Partnership may, at its sole discretion, cause a Comfort Letter to be furnished to the Agent within ten (10) Trading Days of such request following the date of (i) the filing of any pro forma financial statements of the Partnership in connection with a material acquisition, or (ii) the occurrence of any recast or restatement of the Partnership’s financial statements. For the avoidance of doubt, if the Partnership does not cause a Comfort Letter to be furnished to the Agent in response to such a request, the Agent shall be under no obligation to sell any Placement Units and shall be entitled to suspend any further obligations under this Agreement pursuant to Section 4 or terminate this Agreement pursuant to Section 13. The Comfort Letter from the Partnership’s independent accountants shall be in a form and substance reasonably satisfactory to the Agent, (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

o.             Market Activities. The Partnership will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would constitute, the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of Common Units or (ii) sell, bid for, or purchase Common Units in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Units other than the Agent; provided, however, that the Partnership may bid for and purchase its Common Units in accordance with Rule 10b-18 under the Exchange Act and may otherwise take any action permitted by Regulation M under the Exchange Act; and provided further, that no such bids or purchases in accordance with Rule 10b-18 under the Exchange Act shall be made by the Partnership during the three (3) Trading Days before or after any sale of any Placement Units pursuant to this Agreement.

p.             Investment Company Act. The Partnership will conduct its affairs in such a manner so as to reasonably ensure that neither it nor the Operating Subsidiaries will be, at any time prior to the termination of this Agreement, required to register as an “investment company,” as such term is defined in the Investment Company Act.

q.              No Offer to Sell. Other than an Issuer Free Writing Prospectus approved in advance by the Partnership and the Agent in its capacity as agent hereunder pursuant to Section 22, neither the Agent nor the Partnership (including its agents and representatives, other than the Agent in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Units hereunder.

r.               Sarbanes-Oxley Act. The Partnership Entities will use their best efforts to comply in all material respects with all effective applicable provisions of the Sarbanes Oxley Act.

8.          Representations and Covenants of the Agent. The Agent represents and warrants that it is duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Units will be offered and sold, except such states in which the Agent is exempt from registration or such registration is not otherwise required. The Agent shall continue, for the term of this Agreement, to be duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Units will be offered and sold, except such states in which the Agent is exempt from registration or such registration is not otherwise required, during the term of this Agreement. The Agent shall comply with all applicable laws and regulations, including but not limited to Regulation M, in connection with the transactions contemplated by this Agreement, including the issuance and sale through the Agent of the Placement Units. Other than an Issuer Free Writing Prospectus approved in advance by the Partnership and the Agent in its capacity as agent hereunder pursuant to Section 22, the Agent (including its agents and representatives) will not make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Units hereunder.

9.          Payment of Expenses. The Partnership will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, filing, including any fees required by the Commission, and printing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each Free Writing Prospectus, in such number as the Agent shall deem reasonably necessary, (ii) the printing and delivery to the Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Units, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Units to the Agent, including any unit or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Units to the Agent, (iv) the reasonable fees and disbursements of the counsel, accountants and other advisors to the Partnership, (v) reasonable and documented fees and out-of-pocket expenses of Agent’s counsel in an aggregate amount not to exceed $60,000.00 through the date hereof and an additional $3,000.00 per subsequent Representation Date occurring at a time when a Placement Notice is pending, (vi) the fees and expenses of the transfer agent and registrar for the Common Units, (vii) the filing fees incident to any review by FINRA of the terms of the sale of the Placement Units, and (viii) the fees and expenses incurred in connection with the listing of the Placement Units on the Exchange.

10.       Conditions to the Agent’s Obligations. The obligations of the Agent hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Partnership herein (other than those representations and warranties made as of a specified date or time), to the due performance in all material respects by the Partnership of its obligations hereunder, to the completion by the Agent of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing reasonable satisfaction (or waiver by the Agent in its sole discretion) of the following additional conditions:

a.              Registration Statement Effective. The Registration Statement shall remain effective and shall be available for the sale of all Placement Units contemplated to be issued by any Placement Notice.

b.              No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Partnership of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or receipt by the Partnership of notification of the initiation of any proceedings for that purpose; (iii) receipt by the Partnership of any notification with respect to (A) the suspension of the qualification or exemption from qualification of any of the Placement Units for sale in any jurisdiction or (B) the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material Incorporated Document untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or any material Incorporated Documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus or any material Incorporated Document, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c.              No Misstatement or Material Omission. The Agent shall not have advised the Partnership that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Agent’s reasonable opinion is material, or omits to state a fact that in the Agent’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

d.             Material Changes. Except as contemplated in the Prospectus, or disclosed in the Partnership’s reports filed with the Commission, there shall not have been any Material Adverse Effect, or any development that would cause a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Partnership’s securities (other than asset backed securities) by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act (a “Rating Organization”) or a public announcement by any Rating Organization that it has under surveillance or review its rating of any of the Partnership’s securities (other than asset backed securities), the effect of which, in the case of any such action by a Rating Organization described above, in the reasonable judgment of the Agent (without relieving the Partnership of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Units on the terms and in the manner contemplated in the Prospectus.

e.              Legal Opinions. The Agent shall have received the opinions and negative assurance letter of Partnership Counsel, as applicable, required to be delivered pursuant Section 7(m) on or before the date on which such delivery of such opinion and negative assurance letter is required pursuant to Section 7(m).

f.              Comfort Letter. The Agent shall have received the Comfort Letter required to be delivered pursuant Section 7(n) on or before the date on which such delivery of such letter is required pursuant to Section 7(n).

g.              Representation Certificate. The Agent shall have received the certificate required to be delivered pursuant to Section 7(l) on or before the date on which delivery of such certificate is required pursuant to Section 7(l).

h.             No Suspension. Trading in the Common Units shall not have been suspended on the Exchange and the Common Units shall not have been delisted from the Exchange.

i.               Other Materials. On each date on which the Partnership is required to deliver a certificate pursuant to Section 7(l), the Partnership shall have furnished to the Agent such appropriate further information, certificates and documents as the Agent may reasonably request and which are usually and customarily furnished by an issuer of securities in connection with a securities offering of the type contemplated hereby. All such certificates and documents will be in compliance with the provisions hereof. The Partnership will furnish the Agent with such conformed copies of such certificates and other documents as the Agent shall reasonably request.

j.               Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

k.              Approval for Listing. The Placement Units shall either have been approved for listing on the Exchange, subject only to notice of issuance, or the Partnership shall have filed an application for listing of the Placement Units on the Exchange at, or prior to, the issuance of any Placement Notice.

l.               No Termination Event. There shall not have occurred any event that would permit the Agent to terminate this Agreement pursuant to Section 13(a).

11.        Indemnification and Contribution.

a.              Partnership Indemnification. The Partnership agrees to indemnify and hold harmless the Agent, its partners, members, directors, officers, employees and agents and each person, if any, who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)          against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 11(d) below) any such settlement is effected with the written consent of the Partnership, which consent shall not unreasonably be delayed or withheld; and

(iii)         against any and all expense whatsoever, as incurred (including the reasonable and documented out-of-pocket fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with written information furnished to the Partnership by the Agent expressly for use in the Registration Statement (or any amendment thereto), or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

b.              Agent Indemnification. The Agent agrees to indemnify and hold harmless the Partnership Parties, each of their respective directors, each of the officers who signed the Registration Statement, and each person, if any, who (i) controls the Partnership Parties within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Partnership Parties against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 11(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to the Agent and furnished to the Partnership in writing by the Agent expressly for use therein.

c.              Procedure. Any party that proposes to assert the right to be indemnified under this Section 11 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 11, notify as promptly as reasonably practicable each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission to so notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 11 and (ii) any liability that it may have to any indemnified party under the foregoing provisions of this Section 11 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict of interest exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable and documented out-of-pocket fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such reasonable and documented out-of-pocket fees, disbursements and other charges will be reimbursed by the indemnifying party promptly after the indemnifying party receives a written invoice relating to fees, disbursements and other charges in reasonable detail. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 11 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

d.              Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 11 is applicable in accordance with its terms but for any reason is held to be unavailable from the Partnership Parties or the Agent, the Partnership Parties and the Agent will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Partnership Parties from persons other than the Agent, such as persons who control the Partnership Parties within the meaning of the Securities Act or the Exchange Act, officers of the Partnership who signed the Registration Statement and directors of the Partnership, who also may be liable for contribution) to which the Partnership Parties and the Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and the Agent on the other hand. The relative benefits received by the Partnership Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Units (before deducting expenses) received by the Partnership bear to the total compensation received by the Agent (before deducting expenses) from the sale of Placement Units on behalf of the Partnership. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Partnership, on the one hand, and the Agent, on the other hand, with respect to the statements or omissions that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Partnership Parties or the Agent, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Partnership Parties and the Agent agree that it would not be just and equitable if contributions pursuant to this Section 11(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 11(d) shall be deemed to include, for the purpose of this Section 11(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 11(c) hereof. Notwithstanding the foregoing provisions of this Section 11(d), the Agent shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 11(d), any person who controls a party to this Agreement within the meaning of the Securities Act or the Exchange Act, and any officers, directors, partners, employees or agents of the Agent, will have the same rights to contribution as that party, and each officer of the Partnership who signed the Registration Statement and director of the Partnership will have the same rights to contribution as the Partnership Parties, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 11(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 11(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 11(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 11(c) hereof.

12.       Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 11 of this Agreement and all representations and warranties made by the Partnership Parties herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of the Agent, any controlling persons, or the Partnership Parties (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Units and payment therefor or (iii) any termination of this Agreement.

13.       Termination.

a.              The Agent may terminate this Agreement, by notice to the Partnership, as hereinafter specified at any time (1) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any Material Adverse Effect, (2) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Agent, impracticable or inadvisable to market the Placement Units or to enforce contracts for the sale of the Placement Units, (3) if trading in the Common Units has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange, (4) if any suspension of trading of any securities of the Partnership on any exchange or in the over-the-counter market shall have occurred and be continuing, (5) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (6) if a banking moratorium has been declared by either U.S. Federal or New York authorities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination. If the Agent elects to terminate this Agreement as provided in this Section 13(a), the Agent shall provide the required notice as specified in Section 14 (Notices).

b.             The Partnership shall have the right, by giving two (2) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

c.             The Agent shall have the right, by giving two (2) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

d.             Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Units through the Agent on the terms and subject to the conditions set forth herein except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

e.              This Agreement shall remain in full force and effect unless terminated pursuant to Sections 13(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time) and Section 18 (Consent to Jurisdiction) shall remain in full force and effect. Upon termination of this Agreement, the Partnership shall not have any liability to the Agent for any discount, commission or other compensation with respect to any Placement Units not otherwise sold by the Agent under this Agreement.

f.              Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agent or the Partnership, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Units, such Placement Units shall settle in accordance with the provisions of this Agreement.

14.       Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to the Agent, shall be delivered to:

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Attention: General Counsel
Telephone: (212) 457-9947

Email: atmdesk@brileyfbr.com

with a copy to:

Morgan Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attention: Albert Lung

Telephone: (650) 843-7263

Email: albert.lung@morganlewis.com

and if to the Partnership, shall be delivered to:

KNOT Offshore Partners LP

Queen’s Cross, Aberdeen

Aberdeenshire

AB15 4YB

United Kingdom

Attention: Gary Chapman, Chief Executive Officer and Chief Financial Officer

Telephone: +44 7496 170620

with e-mail copy to:

gch@knotoffshorepartners.com; and

ir@knotoffshorepartners.com

and with a copy to:

Baker Botts L.L.P.

700 K Street N.W.

Suite 900

Washington, DC 20001

Attention: Catherine S. Gallagher

Telephone: (202) 639-7725

Email: Catherine.Gallagher@BakerBotts.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally, by email, or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 14 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

15.       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Partnership Parties and the Agent and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 11 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.

16.        Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) and the letter agreement (entered into as of the date of this Agreement between the Partnership Parties and the Agent) constitute the entire agreement and supersede all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Partnership and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

17.        GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

18.        CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

19.        Use of Information. The Agent may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, to advise any party with respect to transactions not expressly approved by the Partnership Parties.

20.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission, email of a .pdf attachment or by other electronic means.

21.        Effect of Headings. The section, Schedule and Exhibit headings herein are for convenience only and shall not affect the construction hereof.

22.        Permitted Free Writing Prospectuses. The Partnership represents, warrants and agrees that, unless it obtains the prior consent of the Agent, and the Agent represents, warrants and agrees that, unless it obtains the prior consent of the Partnership Parties, it has not made and will not make any offer relating to the Placement Units that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Agent or by the Partnership Parties, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. For the purposes of clarity, the parties hereto agree that all free writing prospectuses, if any, listed in Exhibit 22 hereto are Permitted Free Writing Prospectuses.

23.        Absence of Fiduciary Relationship. The Partnership acknowledges and agrees that:

a.        the Agent is acting solely as agent in connection with the public offering of the Placement Units and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Partnership or any of its respective affiliates, unitholders (or other equity holders), creditors or employees or any other party, on the one hand, and the Agent, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not the Agent has advised or is advising the Partnership on other matters, and the Agent has no obligation to the Partnership with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

b.        it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

c.        the Agent has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

d.        it is aware that the Agent and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Partnership and the Agent has no obligation to disclose such interests and transactions to the Partnership by virtue of any fiduciary, advisory or agency relationship or otherwise; and

e.        it waives, to the fullest extent permitted by law, any claims it may have against the Agent for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Units under this Agreement and agrees that the Agent shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Partnership, employees or creditors of the Partnership, other than in respect of the Agent’s obligations under this Agreement and to keep information provided by the Partnership to the Agent and the Agent’s counsel confidential to the extent not otherwise publicly-available.

24.        Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means the time of each sale of any Placement Units pursuant to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Units that (1) is required to be filed with the Commission by the Partnership, (2) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission, or (3) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Placement Units or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Partnership’s records pursuant to Rule 433(g) under the Securities Act.

“Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act.

[Remainder of the page intentionally left blank]

If the foregoing correctly sets forth the understanding between the Partnership and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Partnership Parties and the Agent.

Very truly yours,

KNOT OFFSHORE PARTNERS LP

By:	/s/ Gary Chapman

Name: Gary Chapman
Title: Chief Executive Officer and Chief Financial Officer

KNOT OFFSHORE PARTNERS GP LLC

By:	/s/ Øystein Emberland

Name: Øystein Emberland
Title: Chairman of the Board

KNOT OFFSHORE PARTNERS UK LLC

By:	/s/ Andrew Beveridge

Name: Andrew Beveridge
Title: Chairman of the Board

KNOT SHUTTLE TANKERS AS

By:	/s/ Trygve Seglem

Name: Trygve Seglem Title: Chairman of the Board

Signature Page to At-the-Market Issuance Sales Agreement

CONFIRMED AND ACCEPTED as of the date first-above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll

Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking

Signature Page to At-the-Market Issuance Sales Agreement

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	KNOT Offshore Partners LP

To:	[______________]

Attention:	[______________]

Subject:	At-the-Market Issuance--Placement Notice

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the At-the-Market Issuance Sales Agreement between KNOT Offshore Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”), KNOT Offshore Partners GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, KNOT Offshore Partners UK LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, KNOT Shuttle Tankers AS, a company organized under the laws of Norway, and B. Riley Securities, Inc. (the “Agent”), dated August 26, 2021, the Partnership hereby requests that the Agent sell up to [_______] of the Partnership’s Common Units, at a minimum market price of $[____] per Common Unit, during the time period beginning [month, day, time] and ending [month, day, time].

SCHEDULE 2

Compensation

The Partnership shall pay to the Agent in cash, upon each sale of Placement Units pursuant to this Agreement, an amount of up to 3% of the gross proceeds from the sales of the Placement Units.

SCHEDULE 3

Notice Parties

The Partnership

Gary Chapman	gch@knotoffshorepartners.com

Øystein Emberland	oem@knotgroup.com

B. Riley Securities, Inc.

Seth Appel	sappel@brileyfin.com

Patrice McNicoll	pmcnicoll@brileyfin.com

Ernie Dahlman	edahlman@brileyfin.com

Scott Ammaturo	sammaturo@brileyfin.com

with a copy to atmdesk@brileyfbr.com

EXHIBIT 7(l)

Form of Representation Date Certificate

This Representation Date Certificate (this “Certificate”) is executed and delivered in connection with Section 7(l) of the At-the-Market Issuance Sales Agreement (the “Agreement”), between KNOT Offshore Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”), KNOT Offshore Partners GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, KNOT Offshore Partners UK LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, KNOT Shuttle Tankers AS, a company organized under the laws of Norway, and B. Riley Securities, Inc., dated August 26, 2021. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

The undersigned hereby certifies, in his capacity as an officer of the Partnership, as follows:

1.           Each of the representations and warranties of the Partnership contained in the Agreement were, when originally made, and are, as of the date of this Certificate, true and correct in all material respects, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date.

2.           Except as waived by the Agent in writing, each of the covenants required to be performed by the Partnership in the Agreement on or prior to the date of the Agreement, this Representation Date, and each such other date prior to the date hereof as set forth in the Agreement, has been duly, timely and fully performed in all material respects and each condition required to be complied with by the Partnership on or prior to the date of the Agreement, this Representation Date, and each such other date prior to the date hereof as set forth in the Agreement has been duly, timely and fully complied with in all material respects.

3.           Subsequent to the date of the most recent financial statements in the Prospectus, and except as described in the Prospectus, including Incorporated Documents, there has been no Material Adverse Effect.

4.           No stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued, and, to the Partnership’s knowledge, no proceedings for that purpose have been instituted or are pending or threatened by any securities or other governmental authority (including, without limitation, the Commission).

5.           Baker Botts L.L.P. is entitled to rely on this certificate in connection with the opinion that such firm is rendering pursuant to Section 7(m) of the Agreement.

The undersigned has executed this Representation Date Certificate as of the date first written above.

KNOT Offshore Partners LP

By:

Name:

Title:

EXHIBIT 22

Permitted Issuer Free Writing Prospectuses

None